                                                           EXHIBIT 11

                 APPLIED RESEARCH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    FOR EACH OF THE TWO YEARS ENDED MAY 31

                                       1996                    1995
Average shares                   -----------------       -----------------
outstanding                                 Fully                   Fully
(000's Omitted)                  Primary   Diluted       Primary   Diluted
- -------------------------        -------   -------       -------   -------
1.   Average Number of
     Common Shares
     Outstanding                  6,215      6,215        5,944      5,944

2.   Stock Options                    -          -            -          -
                                 -------    -------      -------   -------
3.   Average Number of
     Common & Common
     Equivalent Shares
     Outstanding                  6,215      6,215        5,944      5,944
                                  =====      =====        =====      =====
Net Income (Loss)
($000's Omitted)
- -------------------------
     Income (Loss) before
     Extraordinary Item           $(657)     $(657)       $(895)     $(895)

     Extraordinary Item               -          -            -          -
                                 -------    -------      -------   -------
     Net Income
     (Loss)                       $(657)     $(657)       $(895)     $(895)
                                  ======     ======       ======     ======

Net Income (Loss) Per
Common Share
- -------------------------
     Income (Loss) Before
     Extraordinary Item          $(0.11)    $(0.11)      $(0.15)    $(0.15)

     Extraordinary
     Item                              -          -            -          -
                                 -------    -------      -------   -------
     Net Income
     (Loss)                      $(0.11)    $(0.11)      $(0.15)    $(0.15)
                                 =======    =======      =======    =======


Note 1: For all periods presented, the conversion of common stock warrants and common stock options into common equivalent shares would have the effect of increasing the income or decreasing the loss per common share (i.e., antidilutive) and are therefore excluded from the computation of the average number of common and common equivalent shares outstanding for purposes of deriving primary and fully diluted earnings per share.